Owner(s)

Policy Number


MULTI-ACCOUNT FLEXIBLE PAYMENT VARIABLE ANNUITY POLICY.

FLEXIBLE PAYMENTS PAYABLE DURING ACCUMULATION PERIOD. INVESTMENT OPTIONS DESCRIBED IN THE PURCHASE PAYMENTS AND POLICY VALUE COMPOSITION PROVISIONS.

ANNUITY PAYMENTS START ON ANNUITY COMMENCEMENT DATE.
ELECTED ANNUITY DATE CAN BE DEFERRED.
OPTIONAL FORMS OF ANNUITY AVAILABLE.
NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

In this policy "you" and "your" refer to the Owner of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company of America.

If an Annuitant is living on the Annuity Commencement Date, an annuity will be paid. If the Annuitant dies before the Annuity Commencement Date, your options are described under the Death of Annuitant provision. If you die before the Annuity Commencement Date, this policy will be treated in the manner prescribed by Section 72(s) of the Internal Revenue Code. See the Death of Owner provision. All payments are subject to the provisions of this policy.

YOUR POLICY VALUE MAY VARY FROM DAY TO DAY IF YOU HAVE ALLOCATED AMOUNTS TO ANY OF THE VARIABLE ACCOUNTS. THE PORTION OF YOUR POLICY VALUE THAT IS INVESTED IN THE VARIABLE ACCOUNTS MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE CHOSEN ACCOUNTS. IT IS NOT GUARANTEED AS TO THE DOLLAR AMOUNT.

IF YOU SURRENDER, WITHDRAW OR TRANSFER MONEY FROM A FIXED ACCOUNT PRIOR TO THE MATURITY DATE OF THE ACCOUNT, OR IF YOUR ANNUITY COMMENCEMENT DATE IS PRIOR TO THE MATURITY DATE OF ANY FIXED ACCOUNT TO WHICH YOU HAVE ALLOCATED PURCHASE PAYMENTS OR VALUES, THE MARKET VALUE ADJUSTMENT WILL INCREASE OR DECREASE THE AMOUNT BEING REMOVED.

READ YOUR POLICY CAREFULLY.  IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. WITHIN TEN DAYS AFTER YOU RECEIVE YOUR POLICY YOU CAN RETURN THE POLICY FOR CANCELLATION BY DELIVERING OR MAILING IT TO OUR SERVICE OFFICE. IMMEDIATELY UPON RECEIPT AT OUR SERVICE OFFICE, THE POLICY WILL BE VOID FROM THE BEGINNING. WITHIN SEVEN DAYS AFTER RECEIPT, WE WILL REFUND THE POLICY VALUE, PLUS OR MINUS ANY APPLICABLE MARKET VALUE ADJUSTMENT. WHERE REQUIRED BY STATE INSURANCE LAW, WE WILL RETURN THE PURCHASE PAYMENTS INSTEAD.

               THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA


                             President            Secretary

                               POLICY INFORMATION

          OWNER(S)    JOHN M. DOE
                      JAMES A. DOE


     POLICY NUMBER    12 345 678           POLICY DATE:       MARCH 1, 1993
                                            ISSUE DATE:       MARCH 3, 1993


      ANNUITANT(S)    JOHN M. DOE
                      MALE, AGE 35 AT POLICY DATE


                      MARY M. DOE
                      FEMALE, AGE 35 AT POLICY DATE

       BENEFICIARY    AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED


              PLAN MULTI-ACCOUNT FLEXIBLE PAYMENT VARIABLE ANNUITY POLICY NON-PARTICIPATING
                      INVESTMENT OF QUALIFIED PLAN


           ELECTED
           ANNUITY
              DATE    MARCH 1, 2023


         AVAILABLE
          ACCOUNTS    GUARANTEED INTEREST ACCOUNT

                      VARIABLE ACCOUNTS

                       INVESTMENT Funds:
                          EMERGING GROWTH EQUITY    MONEY-MARKET
                          BALANCED ASSETS           COMMON STOCK
                          CAPITAL GROWTH BOND       REAL ESTATE SECURITIES
                          INTERNATIONAL             PACIFIC RIM EMERGING MARKETS


                        FIXED ACCOUNTS

                            AVAILABLE GUARANTEE PERIODS:
                               1-Year               5-YEAR       7-YEAR
                               3-Year               6-YEAR      10-YEAR

REFER TO THE CHARGES PROVISION AND THE MARKET VALUE ADJUSTMENT PROVISION FOR DETAILS ON THE CHARGES AND ADJUSTMENTS UNDER THIS POLICY.

                     THIS PAGE WAS INTENTIONALLY LEFT BLANK.

                                  DEFINITIONS


ACCUMULATION PERIOD is the period from the date we receive the first Purchase Payment to the Annuity Commencement Date.


AGE at a specific date means age on the nearest birthday.


ANNUITANT(S) mean the person(s) upon whose life we base annuity payments made after the Annuity Commencement Date. The Annuitant has no rights under the policy.


ELECTED ANNUITY DATE means the date you elect for us to pay the first annuity installment. You may change this date subject to the provisions of the policy.


ANNUITY COMMENCEMENT DATE means the date we pay the first annuity installment.


BENEFICIARY(IES) mean the person(s) you name to succeed to ownership after your death. You may name Beneficiaries only if you own the policy as an individual.


BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. We will determine the net asset value of the underlying shares of a Variable Account on each Business Day.

FIXED ACCOUNT OR FIXED ACCOUNTS are the various accounts in which allocated amounts earn interest at a Guaranteed Rate for a set period of time if the amount is maintained until the Maturity Date.

FIXED ACCOUNT VALUE is the sum of the values of this policy's interests in the Fixed Accounts. The method of determining the Fixed Account Value is set out under the Policy Value Composition provision.


GENERAL ACCOUNT is all assets of Manufacturers Life Insurance Company of America except those allocated to Separate Account Two, Separate Account A, or other separate accounts of Manufacturers Life Insurance Company of America.


GROSS PURCHASE PAYMENT is the amount you pay us under this policy, prior to deductions for any applicable premium taxes.


GROSS WITHDRAWAL AMOUNT is the amount of any full surrender or partial withdrawal prior to the deduction of any applicable charges or withholding taxes, and adjustment for applicable Market Value Adjustments.


GUARANTEED INTEREST ACCOUNT is an account in which allocated amounts earn interest at a rate guaranteed not to fall below 3% per annum, and which can be reset daily.


GUARANTEED INTEREST ACCOUNT VALUE is the value of this policy's interest in the Guaranteed Interest Account. The method of determining the Guaranteed Interest Account Value is set out under the Policy Value Composition provision.


GUARANTEE PERIOD is the period during which we will pay a Guaranteed Rate on amounts allocated to a Fixed Account.


GUARANTEED RATE is the rate of interest credited by us on a Fixed Account for a given Guarantee Period.


MARKET VALUE ADJUSTMENT is an adjustment to any portion of the Fixed Account Value that you withdraw, surrender, transfer, or use to provide an annuity prior to the Maturity Date.


MATURITY DATE is the last day of the Guarantee Period of a Fixed Account.

OWNER(S) mean the person(s) or entity who owns the policy and who exercises all rights and privileges under the policy. If there are two or more Owners, the policy will be held in joint tenancy with right of survivorship unless specified otherwise.


PAYEE(S) mean the person(s) you designate to receive the annuity payments that are payable on and after the Annuity Commencement Date. You may change the Payee at any time while payments are due. You may name Payees whether or not you own the policy as an individual.


POLICY VALUE means the value of amounts accumulated under this policy during the Accumulation Period. It is the sum of the Variable Policy Value, the Guaranteed Interest Account Value and the Fixed Account Value.


POLICY YEARS, POLICY ANNIVERSARIES and POLICY MONTHS are determined from the date of the month that we allocate your initial Purchase Payment to your designated accounts. The first policy anniversary will be one year later on the same date of the same month.


PURCHASE PAYMENT is an amount you pay us under this policy. It is the amount remaining after the deduction of any applicable premium taxes.


QUALIFIED POLICY means a policy used in connection with a retirement plan which receives favorable federal income tax treatment under Sections 401 or 408 of the Internal Revenue Code of 1986, as amended.


SERVICE OFFICE is the office that we designate to service this policy.


SURVIVOR BENEFIT AMOUNT is the amount to which the Policy Value may be set on the death of the original Owner.


UNIT is an index used to measure the value of a policy's interest in a Variable Account.


VARIABLE ACCOUNT is a sub-account of Separate Account Two. Investment Account has the same meaning when used in any document related to the policy.


VARIABLE POLICY VALUE is the sum of the values of this policy's interest in each of the Variable Accounts. The method of determining the Variable Account Value is set out under the Policy Value Composition provision.


WRITTEN REQUEST is a request in written form satisfactory to us, signed and dated by you, and filed in our Service Office.


                                PURCHASE PAYMENTS


AMOUNT. The minimum initial Gross Purchase Payment is $5,000. If this is a Qualified Policy, the minimum is $2,000.


The minimum subsequent Gross Purchase Payment is $500. We reserve the right to change the minimum amount of subsequent Gross Purchase Payments after we send you 90 days written notice of the change. Purchase Payments are payable at our Service Office. Except as otherwise provided, they can be made at any time until the Annuity Commencement Date, or until you fully surrender the policy.

You will require our prior approval before you make further Gross Purchase Payments if:


(a) application of the Purchase Payment would cause the Policy Value to exceed $1,000,000; or


(b)      the Policy Value already exceeds $1,000,000.


If for any reason the Policy Value should fall to zero, we will not accept any further Gross Purchase Payments. The policy, all your rights, and those of any other person under the policy will terminate.


ALLOCATIONS. You may allocate your Purchase Payments to the Guaranteed Interest Account, the Variable Accounts or the Fixed Accounts. You should submit a written allocation request with each Purchase Payment, instructing us how to allocate your Purchase Payments. If you do not specify how we should allocate a Purchase Payment, we will allocate it based on the last allocation request we received from you.


The percentage allocation to any account can be any whole number between 0 and
100. The total percentage allocation must equal 100. By Written Request, or by a telephone request satisfactory to us, you can change your Purchase Payment allocation percentages. You can change these percentages at any time without charge. The change will take effect on the date we receive your request at our Service Office.


At the end of the Business Day that we accept your application, we will allocate your initial Purchase Payments to the account(s) specified in your application. This is normally within two Business Days after the date we receive a properly completed application and all information necessary to process the application.


We will allocate subsequent Purchase Payments to the applicable account(s) at the end of the Business Day on which we receive each payment at our Service Office. We will also mail you confirmation of the receipt of each Purchase Payment, including details of the allocation.


                            POLICY VALUE COMPOSITION


The Policy Value will vary depending on the accounts to which you allocate Purchase Payments or other values, and on the number and amount of the Purchase Payments you make. If you allocate Purchase Payments or other values to one or more of the Variable Accounts, the Policy Value at any time will fluctuate depending on the value of the underlying accounts.


Your Policy Value at any time is equal to the sum of the values you have in the Guaranteed Interest Account, the Fixed Accounts and the Variable Accounts.


GUARANTEED INTEREST ACCOUNT. Purchase Payments and other values allocated to the Guaranteed Interest Account, and accrued interest on these amounts are guaranteed. We set the interest rate applicable to the Guaranteed Interest Account Value each day at a rate of at least 3% per annum. Purchase payments allocated to the Guaranteed Interest Account are held in our General Account.


The Guaranteed Interest Account Value at any time equals:


(a)     Purchase Payments allocated to it, plus

(b)     amounts transferred to it, plus

(c)     interest credited to it, less

(d)     amounts transferred from it, less

(e)     amounts withdrawn from it, less

(f) any applicable withdrawal and other charges previously deducted from it.


FIXED ACCOUNTS. Purchase Payments and other values allocated to the Fixed Accounts are held in our Separate Account A. However, if state law permits, we may choose to hold such payments and values in our General Account.


Amounts allocated to the Fixed Accounts earn a fixed rate of interest per annum for the Guarantee Period you select. Allocated amounts and the interest on such amounts must be held to the Maturity Date of the Fixed Account in order to be guaranteed. If amounts are removed before the Maturity Date, the value of the allocated amounts may be increased or decreased by the Market Value Adjustment.


We offer Guarantee Periods ranging from a 1-year up to a 10-year period under this policy. The Guarantee Periods that are available at the time the policy is issued are shown on page 3.


We reserve the right at any time to offer other Guarantee Periods, and to stop accepting new allocations and transfers into, or renewal of any particular Guarantee Period. We may change the available Guarantee Periods 60 days after we send you written notice of the change. We will also send you a policy update showing the currently available Guarantee Periods.

At least 7 days prior to the Maturity Date of a Fixed Account, you should send us a Written Request indicating what should be done with the money at maturity. If we do not receive your Written Request, we will allocate the money to a new Fixed Account for the same Guarantee Period as the matured Fixed Account. If the same Guarantee Period is no longer available, we will use the next shortest available Guarantee Period.

We will ensure that the money is not allocated to a Guarantee Period that extends beyond the Elected Annuity Date. If the required Guarantee Period is not available, we will transfer the values to the Guaranteed Interest Account.


FIXED ACCOUNT VALUE.  The Fixed Account Value at any time equals:

(a)      Purchase Payments allocated to it, plus

(b)      amounts transferred to it, plus

(c)      interest credited to it, less

(d)      amounts transferred from it, less

(e)      amounts withdrawn from it, less

(f) any applicable withdrawal and other charges previously deducted from it, plus or minus

(g)      any applicable Market Value Adjustments previously made.


VARIABLE ACCOUNTS. Purchase Payments and values allocated to a Variable Account are invested in shares of the underlying mutual fund portfolio designated for that Variable Account. The eight Variable Accounts purchase shares of the following Funds of Manulife Series Fund, Inc.:


(a) The Emerging Growth Equity Fund, which invests primarily in equity securities of companies believed to offer growth potential.


(b) The Balanced Assets Fund, which invests in both debt and equity securities.


(c)      The Capital Growth Bond Fund, which invests in debt securities.


(d) The Money-Market Fund, which invests in high quality money-market instruments.

(e) The Common Stock Fund, which invests in common stocks and other equity securities of well-established companies believed to offer an above-average rate of return.


(f) The Real Estate Securities Fund, which invests principally in equity and debt securities related to real estate.


(g) The Pacific Rim Emerging Markets Fund which invests primarily in common stocks and equity related securities of corporations domiciled in countries of the Pacific Rim region.


(h) The International Fund which invest primarily in common stocks and equity related securities of corporations domiciled in countries other than the United States and Canada.


A Fund might, in our judgment, become unsuitable for investment by a Variable Account. This might happen, for example, because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment. If that happens, we have the right to substitute another Fund or another management investment company. We would first seek, where required, approval from the Securities and Exchange Commission and the applicable state Insurance Commissioner.


VARIABLE POLICY VALUE. The Variable Policy Value at any time is determined by multiplying the number of Units credited to the policy for each Variable Account by the current Unit value. The Variable Policy Value on any date that is not a Business Day will be determined as of the next Business Day.


CREDITING VARIABLE UNITS. Upon receipt of a Gross Purchase Payment at our Service Office, we will credit this policy with a number of Units for each Variable Account.


The number of Units will be based on the portion of the Purchase Payment allocated to that Variable Account. With respect to the initial Purchase Payment, the number of Units to be credited for any particular Variable Account is (a) divided by (b), where:

(a)      is the portion of the Purchase Payment allocated to that Variable
         Account, and

(b) is the Unit value determined at the close of the Business Day on which we accepted your application. This will normally be within two Business Days of the date we receive a properly completed application and all information necessary for the processing of the application.


With respect to subsequent Purchase Payments, Units will be credited based on the Unit value determined at the close of the Business Day on which we receive the Purchase Payment.


Units for a Variable Account will also be credited to this policy in a manner similar to that described above to reflect any transfers to that Variable Account. See the Transfers provision.


UNIT VALUE CALCULATION. The value of a Unit of each Variable Account was initially fixed at $10. For each subsequent Business Day, the Unit value of a particular Variable Account is the value of the adjusted net assets of that account at the end of the Business Day, divided by the total number of Units.


The value of a Unit may increase, decrease or remain the same, depending on the investment performance of a Variable Account from one Business Day to the next.


The Unit value for any Variable Account on any Business Day is the result of (a) minus (b), divided by (c), where:


(a) is the net assets of the Variable Account as of the end of such Business Day;

(b) is a charge not exceeding .0027397% for each calendar day since the preceding Business Day, multiplied by the net assets of the Variable Account as of the end of such Business Day. This percentage corresponds to a charge of 0.80% per annum for mortality and expense risks, and 0.20% per annum for the administration charge; and


(c)      is the total number of Units of the Variable Account.


We reserve the right to adjust the above formula to provide for any taxes determined by us to be attributable to the operations of Separate Account Two.


CANCELING UNITS. We will cancel Units for a Variable Account when any of the following occurs:


(a)      any charge or deduction is assessed against that account;


(b)      amounts are deducted, transferred or withdrawn from a Variable Account;


(c)      the policy is surrendered;


(d)      on the Annuity Commencement Date; or


(e)      payment of the proceeds payable on death.


The number of Units canceled will be based upon the applicable Unit value for the Business Day on which we receive your Written Request at our Service Office or, in respect of deductions, on the date we make the deduction.


                                SEPARATE ACCOUNTS


SEPARATE ACCOUNT A. Separate Account A is a segregated asset account we maintain to support the Fixed Account obligations under variable annuity contracts. These Fixed Account obligations are based on interest rates credited to Fixed Accounts and do not depend on the investment performance of Separate Account A. The assets of Separate Account A are our property. Any gain or loss in Separate Account A accrues solely to us. We assume any risk associated with the possibility that the value of assets in Separate Account A might fall below the reserves and other liabilities that we must maintain.


Should the value of the assets in Separate Account A fall below the required reserve and other liabilities, we will transfer assets from our General Account to Separate Account A to make up the shortfall. We can transfer any assets of Separate Account A in excess of the required reserves and liabilities to our General Account. To the extent permitted by state law, we may choose to place Purchase Payments and other values allocated to the Fixed Accounts into our General Account instead of Separate Account A.


The assets of Separate Account A are not insulated from the claims of our general creditors and may be charged with liabilities arising from any other business we conduct. We will invest the assets of Separate Account A as we choose, provided such investments are permitted by the applicable state insurance laws for separate account investments.

To the extent permitted by law, we have the right to:

(a)      create new separate accounts;

(b)      combine any two or more separate accounts including Separate Account A;


(c) transfer assets from Separate Account A to another separate account, and from another separate account to Separate Account A; and


(d)      register Separate Account A under the Investment Company Act of 1940.


SEPARATE ACCOUNT TWO. Separate Account Two is a segregated asset account that we maintain to support the Variable Account obligations under variable annuity contracts. Currently, Separate Account Two is authorized to invest only in the shares of Manulife Series Fund, Inc., an open-end diversified management investment company.


Income, gains and losses of Separate Account Two are credited to, or charged against, the applicable Variable Accounts without regard to our other income, gains and losses. The assets of Separate Account Two are our property. That portion of the assets which equals the reserves and other contract liabilities with respect to Separate Account Two will not be charged with liabilities from any other business we conduct. We can transfer any assets of Separate Account Two in excess of such reserves and liabilities to our General Account.

To the extent permitted by law, we have the right to:

(a)      create new separate accounts;

(b) combine any two or more registered separate accounts including Separate Account Two;

(c) make available additional Variable Accounts of Separate Account Two investing in additional Funds of Manulife Series Fund, Inc., or another investment company;

(d) operate Separate Account Two as a management investment company under the Investment Company Act of 1940, or in any other form permitted by law;


(e) transfer assets from Separate Account Two to another registered separate account, and from another registered separate account to Separate Account Two; and


(f)      de-register Separate Account Two under the Investment Company Act of
         1940.


                                     CHARGES


RECORD-KEEPING CHARGE. On the last day of each Policy Year, we will deduct a record-keeping charge of 2% of the Policy Value as at the end of the Policy Year. The maximum charge is $30. We will also deduct the full amount if you surrender the policy on a date other than the last day of a Policy Year. We will deduct the record-keeping charge before we apply any Market Value Adjustment or withdrawal charge. We will make the deduction from the Guaranteed Interest Account, the Variable Accounts, and the Fixed Accounts, in the proportion that the value of each bears to the Policy Value.


ADMINISTRATION CHARGE. Each day during the Accumulation Period, we will deduct an administration charge at an annual rate of 0.20% of the Variable Policy Value.


MORTALITY AND EXPENSE RISKS CHARGES. There is a daily and a monthly mortality and expense risks charge as follows:

(a)      a daily charge deducted at an annual rate of 0.80%; and


(b) a monthly charge deducted at an annual rate of 0.45%. This charge is deducted at the beginning of each Policy Month at 0.0375% of assets.


Both the daily and monthly charges are deducted from the Variable Policy Value. Only the monthly charge is deducted from the Fixed Account Value. The charges are not applicable to the Guaranteed Interest Account.


APPLICABLE TAXES. We will deduct any premium or similar state or local tax we determine to be attributable to this policy. We will take the deduction either from Gross Purchase Payments or the Policy Value. Where permitted by state law, we will take the deduction from the Policy Value at the time we apply it to purchase an annuity. When we take the premium tax deduction at the Annuity Commencement Date, we will take it from the Guaranteed Interest Account Value, the Variable Policy Value, and the Fixed Account Value in the same proportion that the value in each account bears to the Policy Value.


Other than the above premium taxes, we do not make any charges for federal, state or local taxes that may be attributable to the Variable Account. However, as described under the Unit Value Calculation section of the Policy Value Composition provision, we reserve the right to make a charge if we incur any such taxes.


TRANSFER CHARGE. If you request two transfers in a Policy Month, we will deduct a $35 charge for the second transfer. See the Transfers provision for details.

WITHDRAWAL CHARGE. We will deduct a withdrawal charge from amounts you surrender or withdraw prior to the Annuity Commencement Date. In any Policy Year after the first, the withdrawal charge will apply only to amounts that you withdraw or surrender during that year in excess of 10% of the Policy Value on the last Policy Anniversary. This is also referred to as the 10% free withdrawal amount.


We calculate the charge by applying a percentage to the portion of the Gross Withdrawal Amount, minus any applicable record-keeping charge and plus or minus any applicable Market Value Adjustment, that is in excess of the 10% free withdrawal amount.


As shown below, the percentage used in the calculation depends on the number of Policy Years that have elapsed since the time you made the Purchase Payment that is affected by the withdrawal. If the Gross Withdrawal Amount is based on Purchase Payments made in different Policy Years, different percentages will be applied to the portion of the withdrawal applicable to each payment.

   NUMBER OF COMPLETE POLICY YEARS
   ELAPSED SINCE PURCHASE PAYMENT        WITHDRAWAL CHARGE
              WAS MADE
               0-2.99                            8%
               3                                 6%
               4                                 4%
               5                                 2%
               6 or more                        none

In determining the withdrawal charge, we will treat any Gross Withdrawal Amount in excess of the 10% free withdrawal amount as a liquidation of Purchase Payments. We will treat the Purchase Payments as being withdrawn in the order they were made, with the oldest being withdrawn first, until all Purchase Payments are withdrawn.

For purposes of determining withdrawal charges, we will treat all Purchase Payments made during a Policy Year as though they were made on the first day of that Policy Year. Once all Purchase Payments have been liquidated, additional amounts surrendered or withdrawn will not be subject to a withdrawal charge. In no event will the aggregate withdrawal charge exceed 8% of the total Purchase Payments you have made.


We will not apply the withdrawal charge:


(a) when, under the Special Policy Access provision, you make either a full surrender or a partial withdrawal;


(b)      at the Annuity Commencement Date;

(c) when the Owner is not an individual and the policy is surrendered or a partial withdrawal is made within 60 days after the death of the Annuitant; or


(d) when the policy is surrendered or a partial withdrawal is made within 60 days after the death of the original Owner. However, we will apply the withdrawal charge to the portion of the Gross Withdrawal Amount that is attributable to Purchase Payments made after the death of the original Owner.


                             MARKET VALUE ADJUSTMENT


We will apply a Market Value Adjustment when money is removed from a Fixed Account at any time prior to the month before the Maturity Date. We will apply the adjustment when money is removed for any of the following reasons:


(a)      transfers, including transfers to another Fixed Account;


(b)      partial withdrawals;


(c)      surrender of the policy; or

(d)      purchase of an annuity.


The Market Value Adjustment reflects the difference between the Guaranteed Rate for the Fixed Account from which the money is removed, and the current rate. The current rate is the guaranteed rate being offered by us on new deposits for the same period as that remaining in the Guarantee Period for the affected Fixed Account, rounded up to the next full year.

If the Guaranteed Rate is higher than the current rate, the Market Value Adjustment will be positive. Conversely, if the Guaranteed Rate is lower than the current rate, the Market Value Adjustment will be negative.


CALCULATING THE MARKET VALUE ADJUSTMENT. We will apply the Market Value Adjustment factor to the amount transferred from a Fixed Account, and to the portion of the Gross Withdrawal Amount that is withdrawn from a Fixed Account. We will apply the factor after we deduct any record-keeping charge and any transfer charge, but before we apply any withdrawal charge.

The Market Value Adjustment factor is the following compound ratio factor minus
1. The compound ratio factor is the result of 1 plus G, divided by 1 plus C, compounded for N years, where:


G is the Guaranteed Rate for the money that is subject to the Market Value Adjustment.


C is the current rate as described above. If at the time of the Market Value Adjustment calculation we do not offer a Guarantee Period for the required number of years, we will determine the value for C by interpolating the current rates for available Guarantee Periods.


N is the number of full months remaining in the Guarantee Period, divided by 12.


                                    TRANSFERS


By Written Request, you can transfer portions of your Policy Value among any of the accounts. We will also permit telephone transfers if a currently valid authorization is on file with us. Your written or telephone transfers are subject to the following restrictions:

(a) You can make two transfers each Policy Month. There is no charge for the first transfer, but a $35 charge will apply if you make the second transfer. We will consider all transfer requests received on the same Business Day as one transfer;


(b) The minimum transfer amount from any account is $500, or the account balance, whichever is less. There is no minimum for transfers to any account;


(c) The maximum amount that can be transferred out of the Guaranteed Interest Account in any one Policy Year is the greater of $500, or 15% of the Guaranteed Interest Account Value at the previous Policy Anniversary;


(d) Any transfer out of the Guaranteed Interest Account may not involve a transfer to the Variable Account's Money-Market Fund; and


(e) We may decline a transfer request if, alone or in combination with all other transfer requests we receive from policyholders on that day, it would result in more than a 5% reduction in the number of shares outstanding at the close of the previous Business Day in the underlying Fund of a Variable Account. If at a later date you wish to make a previously declined transfer, we will require a new transfer request.


AMOUNT TRANSFERRED. When you request a transfer, we will remove the requested amount from the designated account. The amount transferred to the new account will be equal to the requested amount, minus any applicable transfer charge, and plus or minus any applicable Market Value Adjustment.


EFFECTS OF THE MARKET VALUE ADJUSTMENT ON TRANSFERS. If you request transfer of funds from a Fixed Account, a positive Market Value Adjustment will increase the amount transferred into the new account, while a negative Market Value Adjustment will result in a decrease.

                         SURRENDER AND WITHDRAWAL RIGHTS


Prior to the Annuity Commencement Date, you can fully surrender this policy or make a partial cash withdrawal, subject to the following:


(a) after the first Policy Anniversary, and before the Annuity Commencement Date, up to 10% of the Policy Value as of the last Policy Anniversary can be surrendered or withdrawn free of the withdrawal charge;


(b)      a full surrender will result in termination of the policy;


(c) in the case of a partial withdrawal from the Variable Account, we will cancel the number of Units equivalent to the amount withdrawn, including any applicable withdrawal charges; and


(d) the minimum withdrawal that you can make at any one time is $500, or the account balance, whichever is less. There is no restriction on how frequently you may make a partial withdrawal.

When you request a partial withdrawal, you should specify in writing the account from which we should withdraw the money. We will notify you and wait for further instructions if the funds in the specified accounts are not sufficient to cover the Gross Withdrawal Amount. If you do not specify the accounts from which the withdrawal should be made, the withdrawal will not be made and we will notify you.


AMOUNT RECEIVED ON SURRENDER OR WITHDRAWAL. On a full surrender, the Gross Withdrawal Amount is equal to the Policy Value. You will receive the Gross Withdrawal Amount minus any applicable record-keeping charge, plus or minus any applicable Market Value Adjustment, and minus any applicable withdrawal charge and withholding taxes.


On a partial withdrawal, you will receive the amount requested. We will calculate the Gross Withdrawal Amount so that after we apply any applicable record-keeping charge, Market Value Adjustment, withdrawal charge and withholding taxes, the balance is equal to the amount you requested.


EFFECTS OF THE MARKET VALUE ADJUSTMENT. On a full surrender, a positive Market Value Adjustment will increase the amount you receive, while a negative Market Value Adjustment will decrease the amount.


On a partial withdrawal, a positive Market Value Adjustment will decrease the Gross Withdrawal Amount that is required to provide the requested amount. A negative Market Value Adjustment will increase the required Gross Withdrawal Amount.


                              SPECIAL POLICY ACCESS


If you meet the Qualifying Conditions set out below, you can either fully surrender the policy or make one partial withdrawal without imposition of the usual withdrawal charge. We reserve the right to charge an administrative fee of up to $150 for the full surrender or partial withdrawal.

QUALIFYING CONDITIONS.  You must provide us with the following:


(a) evidence satisfactory to us that you are terminally ill and that your life expectancy has been reduced to one year or less. Part of the evidence must be a written statement from a licensed medical doctor stating the prognosis for the medical condition; and


(b)      the signed consent of any irrevocable Beneficiary and any assignee.


Any amount you withdraw under this provision will result in a proportionate reduction of the Survivor Benefit Amount and the Annuity Value Guarantee Amount. If you make a full surrender, the policy and all your rights under the policy will terminate.


                              DEFERRAL OF PAYMENTS


We reserve the right to postpone the transfer or payment of any value or benefit available under this policy that is based on the assets allocated to Separate Account Two. We can do this for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary weekend and holiday closings), or trading on the Exchange is otherwise restricted;

(b) an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

(c)      the SEC permits delay for the protection of policyholders.

We also reserve the right to delay the transfer or payment of assets from the Guaranteed Interest Account, or the Fixed Accounts for up to six months. We will pay interest at a rate determined by us if there is a delay in payment for more than 30 days.

In addition, we may decline transfers under the circumstances stated in the Transfers provision.


                             GUARANTEE OF SIGNATURE


All request for a full surrender or a partial withdrawal must be received in writing at our Service Office. If the amount to be withdrawn exceeds $10,000, your signature must be guaranteed by one of the following:


(a)      a commercial bank,


(b)      a trust company,


(c)      a member firm of the National Association of Securities Dealers, Inc.


(d)      a notary public, or


(e)      any other individual or association that we designate as acceptable.


                                      OWNER


This policy belongs to you. Unless you have provided otherwise, you may exercise any and all policy rights or privileges without the consent of the Annuitant, Beneficiary, Payee or any other individual. Your rights include, but are not limited to, naming or changing a Payee or Beneficiary, the withdrawal of amounts, full surrender of the policy, and receipt of any payments due on or after the Annuity Commencement Date.

JOINT OWNERSHIP. If there are two or more Owners, the policy will be held in joint tenancy with right of survivorship. This will be the case unless you specified otherwise in the application or on the copy of any assignment filed with us. Any rights and privileges that may be exercised by the Owner, may be exercised only with the consent of all joint Owners.


ENTITY OWNERSHIP. If you do not own this policy as an individual, the references in this policy to the death of the Owner, the age of the Owner, or other occurrences that relate only to natural persons will not apply to you.


                                   BENEFICIARY


Subject to the conditions of this provision, if you own this policy as an individual, ownership of the policy will pass to the appointed Beneficiary(ies) on your death. If there are two or more Owners, unless the Owners specify otherwise, the Beneficiary will become the Owner of the policy on the death of the last surviving Owner. While any surviving Owner is alive, no interest in the policy will vest in the Beneficiary.

The following sections will apply unless we accept a Beneficiary appointment from you that provides otherwise.


BENEFICIARY CLASSIFICATION. You can appoint Beneficiaries in three classes: primary, secondary, and final. On your death, Beneficiaries in the same class will own the policy in equal shares. Ownership will pass:


(a)      to any primary Beneficiary who survives you; or


(b) if no primary Beneficiary survives you, to any secondary Beneficiary who survives you; or

(c) if no primary or secondary Beneficiary survives you, to any final Beneficiary who survives you.


If you die and no Beneficiary survives you, ownership will pass to your estate.


CHANGE OF BENEFICIARY. The Beneficiary designation will be as specified in the application for this policy. You may change the Beneficiary by Written Request. Any change will become effective on the day we receive your Written Request at our Service Office. We are not responsible if a change that we accept does not achieve your purpose.


                                 DEATH OF OWNER


DEATH OF OWNER BEFORE THE ANNUITY COMMENCEMENT DATE. If the Owner dies before the Annuity Commencement Date, the new Owner, or the surviving Owner if the policy is owned jointly, can make withdrawals, transfer amounts, assign the policy and name a Payee prior to the payment of the Policy Value.

After your death, all amounts will remain as allocated by you until we receive further instructions from the new or surviving Owner. Interest rates will continue to be credited as provided under the policy. The Variable Policy Value will also continue to reflect the investment performance of the Variable Accounts you selected.


If you are the original Owner, the proceeds available upon your death will be determined based on the Survivor Benefit Amount provision.


OPTIONS ON OWNER'S DEATH. The options available to the new or surviving Owner will depend on whether or not such Owner is your spouse.

SPOUSAL OWNERSHIP. If the new or surviving Owner is your spouse, the new or surviving Owner can continue the policy and make further Purchase Payments. Your spouse can surrender the policy or make partial withdrawals within 60 days after your death without imposition of any applicable charges or Market Value Adjustment. The usual charges and adjustment will apply, however, to Purchase Payments received after your death.


Your spouse also has the option of electing to receive payment under a Guaranteed Annuity Option.


We will continue the policy if we do not receive a Written Request from your spouse to do otherwise.


NON-SPOUSAL OWNERSHIP. If the new or surviving Owner is not your spouse, no further purchase payments can be made as of the date of death, and the policy must be surrendered within 5 years after your death. Payment will be made in a lump sum 5 years from the date of death unless the new or surviving Owner elects an earlier date of payment.

The new or surviving Owner can surrender the policy or make partial withdrawals within 60 days after your death without imposition of any applicable charges or Market Value Adjustment.


Instead of fully surrendering the policy and receiving the payment in a lump sum, the new or surviving owner may elect to receive payment under a Guaranteed Annuity Option. Only Options 1, 2(b), or 2(c) of the Guaranteed Annuity Option provision will be available. Payments under the elected annuity option must begin no later than December 31 of the year following your death. The period elected for payments must not extend beyond the new or surviving Owner's life expectancy.


DEATH OF OWNER AFTER THE ANNUITY COMMENCEMENT DATE. If you die after the Annuity Commencement Date, we will continue to make any required payments under the annuity option you selected. Ownership of the policy will pass to the new or surviving Owner.


                               DEATH OF ANNUITANT


DEATH OF ANNUITANT BEFORE THE ANNUITY COMMENCEMENT DATE. If you are both the Owner and the Annuitant, only the Death of Owner provision will apply upon your death.


OPTIONS ON ANNUITANT'S DEATH. Your options on death of the Annuitant will depend on whether you own this policy as an individual or as an entity, and whether the policy is a Qualified or a Non-Qualified Policy.


INDIVIDUAL OWNED, NON-QUALIFIED POLICY. If you own this policy as an individual, the policy will continue and you can make further Purchase Payments. You must notify us in writing of the new Annuitant within 60 days after the original Annuitant's death. If you do not notify us, you will become the new Annuitant.


ENTITY OWNED, NON-QUALIFIED POLICY. If you do not own this policy as an individual, and the policy is not a Qualified Policy, no further purchase payments can be made as of the date of death, and the policy must be surrendered within 5 years after the Annuitant's death. Payment will be made in a lump sum 5 years from the date of death unless you elect an earlier date of payment.


You can surrender the policy or make partial withdrawals within 60 days after the Annuitant's death without imposition of any applicable charges or Market Value Adjustment.

ENTITY OWNED, QUALIFIED POLICY. If you do not own this policy as an individual, and the policy is a Qualified Policy, you can continue the policy and make further Purchase Payments. You must appoint a new Annuitant if you continue the policy.


You can surrender the policy or make partial withdrawals within 60 days after the Annuitant's death without imposition of any applicable charges or Market Value Adjustment. The usual charges and adjustment will apply, however, to Purchase Payments received after the Annuitant's death.


DEATH OF ANNUITANT AFTER THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies after the Annuity Commencement Date, we will continue to make any required payments according to the annuity option you selected.


                             SURVIVOR BENEFIT AMOUNT


The Survivor Benefit Amount is payable on your death if:


(a) you are the original Owner, or one of the original Owners if the policy is owned jointly;


(b)      you do not own this policy as an entity; and


(c)      death occurs prior to the Annuity Commencement Date.


The proceeds payable will be determined as of the date of death. This amount will be equal to the greater of the Policy Value at the date of death, and the Survivor Benefit Amount described below.


If on the date of death the Policy Value is lower than the Survivor Benefit Amount, we will make up the amount that is required for the Policy Value to be equal to the Survivor Benefit Amount. On receiving written notification of your death, we will deposit the amount that we make up into the Variable Account's Money-Market Fund. For the purposes of calculating withdrawal charges, we will not treat the funds we deposit into the Money-Market Fund as a Purchase Payment.


CALCULATING THE SURVIVOR BENEFIT AMOUNT. The Survivor Benefit Amount is calculated as follows:


(a) on the date of issue of your policy, the amount is equal to the initial Purchase Payment;


(b)      the amount is increased by the amount of each subsequent Purchase
         Payment;


(c) each time you make a withdrawal, the amount is reduced by the same percentage as the Gross Withdrawal Amount bears to the Policy Value; and


(d) on every sixth Policy Anniversary before you reach age 85, the amount is set to the greater of its current value or the Policy Value on that Policy Anniversary.


JOINT OWNERSHIP. If the policy is owned jointly, the benefit proceeds will be payable on first death. However, if the surviving Owner is your spouse, and your spouse elects to continue the policy, payment of the Survivor Benefit Amount will be deferred. The benefit amount will continue to be calculated as described above if payment is deferred.


If the surviving Owner is not your spouse, the benefit proceeds will be payable according to the Non-Spousal Ownership section of the Death of Owner provision.

                             ANNUITY VALUE GUARANTEE


While the Annuity Value Guarantee is in effect, we guarantee that annuity payments will be based on the greater of the Policy Value, and an amount reflecting Purchase Payments and withdrawals you have made.


AMOUNT. The amount reflecting Purchase Payments and values is calculated as follows:


(a) on the date of issue of your policy, the amount is equal to the initial Purchase Payment;


(b)      the amount is increased by the amount of each subsequent Purchase
         Payment; and


(c) each time you make a withdrawal, the amount is reduced by the same percentage as the Gross Withdrawal Amount bears to the Policy Value.


ELIGIBILITY. You are eligible for the Annuity Value Guarantee if you do not own this policy as an entity, and if the Annuity Commencement Date falls within 30 days of the later of the following dates. This is your first eligibility date:


(a)      the tenth Policy Anniversary; or


(b) the Policy Anniversary following the original Owner's attained age 65. This refers to the age of the older Owner if the policy is owned jointly.


If the Annuity Commencement Date does not fall within this time frame, you will again become eligible for the Guarantee every fifth Policy Anniversary following your first eligibility date. The Annuity Commencement Date must be within 30 days of the Policy Anniversary.

You will cease to be eligible for the Annuity Value Guarantee if at any time:


(a) you withdraw or transfer money out of a Fixed Account prior to that account's Maturity Date; or


(b) the Annuity Commencement Date is prior to the Maturity Date of any Fixed Account to which you have allocated Purchase Payments or values.


                           GUARANTEED ANNUITY OPTIONS


PURCHASING AN ANNUITY. You may use the Policy Value to purchase an annuity. Annuity payments will be made on a fixed basis only, and the Policy Value will no longer reflect the investment performance of the Guaranteed Interest Account, the Variable Accounts or the Fixed Accounts. Payments will start on the Annuity Commencement Date if an Annuitant is then living.


SELECTION OF AN ANNUITY. Thirty days prior to your Elected Annuity Date, you may select one of the annuity options made available by us. This option, along with its rights and privileges as outlined, will take effect on the Annuity Commencement Date. The option and method of payment cannot be changed after the Annuity Commencement Date.


You can choose the form of annuity from Options 1, 2 and 3 below. If you do not select an option, we will provide a Life Annuity with a 10-year certain period.


Under Options 2 and 3, we can ask for evidence that the Annuitants are alive when any installment is due.

                           GUARANTEED ANNUITY OPTIONS
                                  (continued)


OPTION 1: ANNUITY CERTAIN. We will pay equal installments for the period you specify. The period must be at least 5 years, and not more than 20 years. Installments cannot be commuted.


OPTION 2: LIFE ANNUITY. In choosing this option, you specify type (a), (b), or
(c) below. We will pay equal installments during the lifetime of an Annuitant. Installments cannot be commuted while the Annuitant is alive.


(a) WITHOUT REFUND ON DEATH. When the Annuitant dies, payments will cease. There is no minimum number of payments guaranteed under this option.


(b) CERTAIN PERIOD. If the Annuitant dies before we have paid installments for either 5, 10 or 20 years, called the certain period, we will pay installments for the remainder of that period as they fall due. You specify the certain period when you choose the option.

(c) INSTALLMENT REFUND. If the Annuitant dies before the total amount paid is equal to the Policy Value on which the annuity was based, we will continue to pay installments as they fall due until the amounts are equal.


OPTION 3: JOINT AND SURVIVOR ANNUITY. In choosing this option, you specify type
(a) or (b) below. We will pay equal installments during the lifetime of two Annuitants. After one of them dies, we will continue to pay the equal installments during the remaining lifetime of the other Annuitant. Installments cannot be commuted while either of the Annuitants is alive.


If you are one of the Annuitants and you die, the joint Annuitant, if living, will be deemed to be the Primary Beneficiary, unless otherwise provided by you at the time of, or following the election of this Option.

(a) WITHOUT REFUND ON DEATH. When both Annuitants have died, payments will cease.


(b) CERTAIN PERIOD. If both Annuitants die before we have paid installments for ten years (the certain period), we will pay installments for the remainder of that period as they fall due.


                               ANNUITY PROVISIONS


CHANGE OF ANNUITANT(S). You may change the Annuitant(s) before the Elected Annuity Date. The new Annuitant(s) must be chosen from the following:


(a)      you,


(b)      your spouse,


(c)      your parent(s),


(d)      your brother(s),


(e)      your sister(s), or


(f)      your child(ren).


You cannot change the Annuitant(s) after annuity payments begin. If the Owner is not an individual, the Annuitant(s) cannot be changed, except with respect to certain Qualified Plans.

CHANGE OF ELECTED ANNUITY DATE. You can ask us to change your Elected Annuity Date at any time before such date arrives. The new date cannot be later than the end of the Policy Year in which the Annuitant reaches Age 85. We must receive your Written Request at least 30 days before the new Elected Annuity Date.


SELECTION OF PAYEE(S). You must select a Payee to receive any payments due under the policy. If the Payee is the Owner, any payments remaining on the Owner's death will be paid to the Beneficiary. If a Payee other than the Owner has been selected, any payments remaining on the Owner's death will continue to be made to the Payee until we receive a Written Request from the Beneficiary to change the Payee.


The Payee(s) for annuity payments should be chosen from the following. Any other choice will require our consent:


(a)      The Annuitant.


(b)      The Annuitant's spouse, parent(s), brother(s), sister(s), child(ren).


(c)      You, if you own the policy as an individual.

CHANGE OF PAYEE. You may change the Payee at any time by giving us 30 days written notice. Such notice must specify the date on which payments to the new Payee should begin. A change in the Payee will not require the Payee's consent.


PAYMENTS AFTER PAYEE'S DEATH. If the Payee dies before all installments are paid, you can appoint a new Payee to receive any remaining payments.


PROTECTION OF PAYMENTS. If you choose someone other than yourself to receive payments, the Payee cannot commute, assign, or encumber the payments unless you granted the right to do so when you chose the Payee.


AMOUNT OF INSTALLMENTS. We will pay the installments based on the tables in the policy for the option chosen. The Policy Value will first be reduced by any state premium tax that may be payable.


For Annuity Options 2 and 3, the amount will depend on the age and sex of the Annuitants. We need proof of age and sex before we make the first payment.


PAYMENTS OTHER THAN MONTHLY. Payments can be monthly, quarterly, semi-annually, or annually. If they are based on the tables in the policy, we would convert the monthly amount by multiplying it by:


(a)      2.99263 for quarterly payments;


(b)      5.96322 for semi-annual payments;


(c)      11.83895 for annual payments.


MINIMUM PAYMENTS. If payments would be less than $20 monthly, $60 quarterly, $100 semi-annually, or $200 annually, we will pay the Policy Value in a single sum, instead of annuity payments.

COMMUTED VALUE. Commuted Value is the lump sum value deemed equivalent to future annuity payments at any given point in time. Commuted Values are only available as shown below if there are remaining payments in a Life Annuity with Certain
Period:


(a)      on death of the Annuitant for Single Life Annuities; and


(b)      on the second death under Joint and Survivor annuities.


If a Commuted Value is to be paid, we will use the interest rate that had been used to determine the amount of the installments for that annuity, plus 0.50%.


TABLES OF INSTALLMENTS. The tables in the policy are based on the 1983 Individual Annuity Mortality Table. The interest rate assumed is 3% per year.


                                    CONTRACT


The policy, application and any riders or endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the contract. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties.


Only our President or one of our Vice-Presidents can agree to amend or modify this contract, and then only in writing.


We will not amend this contract without the consent of the Owner, except where we are required to conform to any applicable law or regulation or any ruling issued by a government agency.


                                ANNUAL STATEMENT


Within 30 days after each Policy Anniversary prior to the Annuity Commencement Date, we will send you a statement showing a summary of:


(a) each active account up to your last Policy Anniversary, including the Policy Value and the cash surrender value up to that Policy Anniversary, and


(b) the transactions affecting each active account you held during the Policy Year. This includes total Units canceled and amounts deducted from each account for charges, and total Units and amounts credited as allocation of Purchase Payments or interest to each account.


The statement will show the Policy Value prior to the application of any withdrawal charges or Market Value Adjustment. It will also specify the withdrawal charges and Market Value Adjustment used in determining the cash surrender value.


                                   ASSIGNMENT


You may assign the policy at any time. A copy of any assignment must be filed with us. We are not responsible for the validity of any assignment. If you assign the policy, your rights and those of any revocable Beneficiary will be subject to the assignment. If you make an absolute assignment, your rights under this policy will end, and the assignee will become the new owner. An assignment will not affect any payments we may make or actions taken before we receive it.


Because an assignment may be a taxable event, you should consult your tax advisor as to the tax consequences resulting from such an assignment.

                                   AGE AND SEX


If there is a misstatement of the Annuitant's age or sex, the amounts of annuity installments payable will be the amounts that should have been paid using the correct information.


Any deficiency or any excess in amounts previously paid will be adjusted in future payments as if the information had been correct from the beginning.


                          CURRENCY AND PLACE OF PAYMENT


All amounts due under this policy are payable in United States currency at our Service Office.


                                NON-PARTICIPATING


Your policy is non-participating.  It does not earn dividends.

                          PROTECTION AGAINST CREDITORS


So far as the law allows, all payments made to any person are exempt from that person's debts and contracts, and from seizure by court order.


                       NOTICES, ELECTIONS AND TRANSACTIONS


All notices, elections, payments or other transactions pertaining to this policy will be made by and through our Service Office.


All notices and elections under the policy must be in writing, signed by the proper party and must be received at our Service Office in order to be effective. If acceptable to us, notices or elections relating to Beneficiaries and ownership will take effect on the date they are received at our Service Office. We are not responsible for their validity.

         TABLES OF MONTHLY INSTALLMENTS UNDER GUARANTEED ANNUITY OPTIONS

                           PER $1,000 OF POLICY VALUE
              1st Installment due on the Annuity Commencement Date
                            OPTION 1: ANNUITY CERTAIN

 --------------------------------------------------------------------------------------------------------------------------
  YEARS                   5        6           7           8            9         10           11           12           13
 --------------------------------------------------------------------------------------------------------------------------
  INSTALLMENTS       $17.91    $15.14      $13.16      $11.68      $10.53      $9.61        $8.86        $8.24        $7.71
 ----------------------------------------------------------------------------------------------------------------------
  YEARS                  14        15          16          17          18         19           20           25           30
 --------------------------------------------------------------------------------------------------------------------------
  INSTALLMENTS        $7.26     $6.87       $6.53       $6.23       $5.96      $5.73        $5.51        $4.71        $4.18
 --------------------------------------------------------------------------------------------------------------------------


                             OPTION 2: LIFE ANNUITY
                 (Based on age at the Annuity Commencement Date)

                                   MALE                                                           FEMALE
-----------------------------------------------------------------  ----------------------------------------------------------------
        WITHOUT                                                          WITHOUT
       REFUND ON  5 YEARS  CERTAIN PERIOD   20       INSTALLMENT         REFUND ON   5      CERTAIN PERIOD     20    INSTALLMENT
 AGE     DEATH                10 YEARS     YEARS       REFUND       AGE   DEATH     YEARS    10 YEARS        YEARS      REFUND
-----------------------------------------------------------------  ----------------------------------------------------------------
 10       $2.87    $2.87       $2.87        $2.87       $2.86       10     $2.80    $2.80      $2.80         $2.80       $2.79
 15        2.95     2.95        2.95         2.94        2.93       15      2.86     2.86       2.86          2.86        2.85
 20        3.04     3.04        3.03         3.03        3.02       20      2.93     2.93       2.93          2.93        2.92
 25        3.14     3.14        3.14         3.13        3.12       25      3.02     3.02       3.02          3.01        3.01
 30        3.28     3.28        3.27         3.26        3.24       30      3.13     3.13       3.12          3.12        3.11
 35        3.44     3.44        3.44         3.41        3.39       35      3.26     3.26       3.26          3.24        3.23
 40        3.66     3.65        3.65         3.60        3.57       40      3.42     3.42       3.42          3.40        3.38
 45        3.93     3.92        3.90         3.82        3.80       45      3.64     3.63       3.63          3.59        3.57
 50        4.27     4.26        4.22         4.08        4.08       50      3.90     3.90       3.89          3.82        3.80
 55        4.70     4.68        4.62         4.39        4.42       55      4.25     4.25       4.22          4.11        4.10
 56        4.80     4.78        4.72         4.45        4.50       56      4.34     4.33       4.30          4.17        4.17
 57        4.91     4.89        4.82         4.51        4.59       57      4.42     4.41       4.38          4.23        4.24
 58        5.03     5.00        4.92         4.58        4.67       58      4.52     4.51       4.47          4.30        4.31
 59        5.15     5.12        5.03         4.65        4.77       59      4.61     4.60       4.56          4.37        4.39
 60        5.28     5.25        5.14         4.71        4.86       60      4.72     4.70       4.66          4.44        4.48
 61        5.43     5.39        5.27         4.78        4.97       61      4.83     4.81       4.76          4.51        4.57
 62        5.58     5.53        5.39         4.84        5.07       62      4.95     4.93       4.87          4.58        4.66
 63        5.74     5.69        5.53         4.90        5.19       63      5.08     5.05       4.98          4.65        4.76
 64        5.91     5.85        5.66         4.96        5.31       64      5.21     5.18       5.10          4.72        4.86
 65        6.10     6.03        5.81         5.02        5.43       65      5.36     5.32       5.22          4.79        4.97
 66        6.30     6.21        5.96         5.08        5.56       66      5.51     5.47       5.36          4.86        5.08
 67        6.51     6.41        6.12         5.13        5.71       67      5.67     5.63       5.50          4.93        5.21
 68        6.73     6.62        6.28         5.18        5.85       68      5.85     5.80       5.65          5.00        5.34
 69        6.97     6.84        6.44         5.23        6.01       69      6.04     5.98       5.80          5.06        5.47
 70        7.23     7.07        6.61         5.27        6.17       70      6.25     6.18       5.97          5.12        5.61
 71        7.51     7.32        6.79         5.31        6.33       71      6.47     6.39       6.14          5.18        5.77
 72        7.80     7.58        6.96         5.34        6.52       72      6.71     6.62       6.32          5.23        5.94
 73        8.12     7.85        7.14         5.37        6.71       73      6.98     6.86       6.50          5.28        6.10
 74        8.46     8.14        7.32         5.40        6.90       74      7.26     7.12       6.69          5.32        6.29
 75        8.82     8.45        7.50         5.42        7.12       75      7.57     7.40       6.89          5.35        6.48
 76        9.21     8.76        7.67         5.44        7.34       76      7.90     7.69       7.09          5.39        6.69
 77        9.63     9.10        7.85         5.45        7.57       77      8.26     8.01       7.29          5.41        6.90
 78       10.08     9.44        8.01         5.47        7.81       78      8.65     8.34       7.49          5.43        7.14
 79       10.56     9.80        8.18         5.48        8.06       79      9.08     8.70       7.69          5.45        7.39
 80       11.07    10.17        8.33         5.49        8.33       80      9.54     9.07       7.89          5.47        7.64
 81       11.62    10.55        8.48         5.49        8.61       81     10.03     9.47       8.08          5.48        7.93
 82       12.20    10.94        8.61         5.50        8.91       82     10.58     9.88       8.26          5.49        8.23
 83       12.82    11.33        8.74         5.50        9.23       83     11.16    10.31       8.43          5.49        8.53
 84       13.47    11.73        8.86         5.51        9.57       84     11.80    10.75       8.59          5.50        8.85
 85       14.17    12.12        8.97         5.51        9.88       85     12.48    11.20       8.74          5.50        9.22
-----------------------------------------------------------------  -----------------------------------------------------------

        TABLES OF MONTHLY INSTALLMENTS UNDER GUARANTEED ANNUITY OPTIONS


                                  (Continued)


                           PER $1,000 OF POLICY VALUE

              1st Installment due on the Annuity Commencement Date



                      OPTION 3: JOINT AND SURVIVOR ANNUITY

                  (Based on age at Annuity Commencement Date)


-------------------------------------------------------------------------------------------------------------------------------
                             WITHOUT REFUND           10 YEAR                                  WITHOUT REFUND           10 YEAR
                              ON SURVIVOR'S           CERTAIN                                  ON SURVIVOR'S            CERTAIN
            AGE*                  DEATH                PERIOD                 AGE*                 DEATH                 PERIOD
-------------------------------------------------------------------------------------------------------------------------------
             56                   $3.96                $3.96                   71                  $5.62                 $5.56
             57                    4.03                 4.03                   72                   5.80                  5.72
             58                    4.10                 4.10                   73                   5.99                  5.89
             59                    4.18                 4.18                   74                   6.20                  6.08
             60                    4.26                 4.26                   75                   6.42                  6.27
             61                    4.35                 4.34                   76                   6.66                  6.46
             62                    4.44                 4.44                   77                   6.92                  6.67
             63                    4.54                 4.53                   78                   7.20                  6.88
             64                    4.65                 4.64                   79                   7.50                  7.09
             65                    4.76                 4.75                   80                   7.82                  7.30
             66                    4.88                 4.86                   81                   8.17                  7.52
             67                    5.01                 4.99                   82                   8.54                  7.73
             68                    5.14                 5.12                   83                   8.94                  7.93
             69                    5.29                 5.26                   84                   9.37                  8.13
             70                    5.45                 5.40                   85                   9.83                  8.32
-------------------------------------------------------------------------------------------------------------------------------

* The amounts shown are based on the assumption that the Payees are a male and a female of equal ages, nearest birthday.

         On request, we will quote amounts for other combinations of age and sex.

The Manufacturers Life Insurance Company of America

Bloomfield Hills, Michigan


Service Office:  200 Bloor Street East, Toronto, Canada  M4W 1E5


MULTI-ACCOUNT FLEXIBLE PAYMENT VARIABLE ANNUITY POLICY.
FLEXIBLE PAYMENTS PAYABLE DURING ACCUMULATION PERIOD.
INVESTMENT OPTIONS DESCRIBED IN THE PURCHASE PAYMENTS AND POLICY VALUE COMPOSITION PROVISIONS.

ANNUITY PAYMENTS START ON ANNUITY COMMENCEMENT DATE.
ELECTED ANNUITY DATE CAN BE DEFERRED.
OPTIONAL FORMS OF ANNUITY AVAILABLE.
NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).



         IMPORTANT NOTICE

         To claim a benefit or request a change in your policy, write to our Service Office at the address above.

         Please tell us promptly of any change in your address.

         WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.